Exhibit 10.85

June 1, 2001

Steve Porter, M.D.

[Address]

Dear Steve:

On behalf of InterMune, Inc. (The “Company”), we are pleased to offer you the position of Vice President of Clinical Research reporting to Executive Vice President of Medical and Scientific Affairs, James E. Pennington, M.D.

The terms of your employment will be as follows:

Your starting salary will be $215,000 per year.  In addition, the Company will provide you with a one-time sign-on bonus of $35,000 one month following your first day of employment, and is subject to one-time payback if employment is terminated before one year.  As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical and dental as well as the employee stock purchase program, 401K Retirement Plan and our Cafeteria Plan.  Your position is exempt, and you will not be eligible for overtime.

Subject to approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 100,000 shares of the Company’s common stock.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 100,000 shares of your option will be fully vested at the end of four years completed employment.  The grant will be made by the Compensation Committee of the Company’s Board of Directors at its next meeting after your first day of employment.  The exercise price will be the same as the closing price of the Company’s Common Stock on the Nasdaq Exchange on the day before the meeting.  Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff.  The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.

Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.  In the event of termination of your employment with the Company other than for cause, or a significant change in your responsibilities following a change in control of the company, you will be entitled to receive continuation of salary and benefits for four months following your termination date.  In addition, you will be entitled to continue 100% vesting with respect to Company stock during such four-month period.

This offer remains open through end of day, June 8, 2001.  Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company.  Your anticipated start date is on before July 9, 2001.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you.  We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.  If you have any questions, please call me or Brad Scates in the office.

Very truly yours,

/s/ James E. Pennington
James e. Pennington, MD
Executive Vice President, Medical & Scientific Affairs

UNDERSTOOD AND ACCEPTED:

/s/ Steve Porter	June 4, 2001
Steve Porter, M.D.	Date